Exhibit 99.1

CDEX INC. BOARD OF DIRECTORS 2013 COMPENSATION PLAN

>           Directors will be paid $250 for each unscheduled/impromptu meeting or unanimous consent, with option to forego cash in exchange for $500 worth of restricted stock grants, to vest as of grant date, with the value to be the market price of the Company’s common stock established as of the close of business on the date of the meeting/event. Additionally, the Company will pay to the Director, cash to cover the additional tax burden of the granted restricted stock grants.

>           Directors will be paid $500 for each bimonthly regularly scheduled meeting, with option to forego cash in exchange for $1,000 worth of restricted stock grants, to vest as of grant date, with the value to be the market price of the Company’s common stock established as of the close of business on the date of the meeting. Additionally, the Company will pay to the Director, cash to cover the additional tax burden of the granted restricted stock grants.

>           Directors will be paid $1,500 payment for yearly on-site meeting, with option to forego cash in exchange for $3000 worth of restricted stock grants, to vest as of grant date, with the value to be the market price of the Company’s common stock established as of the close of business on the date of the meeting. Additionally, the Company will pay to the Director, cash to cover the additional tax burden of the granted restricted stock grants.

>           Directors will be issued 100,000 stock options, with an exercise price of 50% of market value on date of grant, exercisable over a 10 year period, each time market capitalization of the Company increases by 100%. The options may be exercised on a cashless basis and are transferable to any blood relative.

>           Directors will be reimbursed for pre-approved work related expenses.